Exhibit 99.1

N E W S R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Revenues of $23.7 Billion Increased 9% Year-Over-Year

•	Health Services Businesses Increased Combined Revenues 14% Year-Over-Year

•	Health Benefits Businesses Added 1 Million People Served in Past Year

MINNEAPOLIS (October 19, 2010) – UnitedHealth Group (NYSE: UNH) today reported third quarter results, including strong revenue growth in both its Health Benefits and Health Services business groups. Third quarter 2010 net earnings were $1.14 per share. Key performance metrics and costs were in line with or better than Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “Fundamental execution, increasing business diversity, and on-going product and service innovation continue to be key elements anchoring the Company’s sustained growth. Third quarter revenues increased by $2 billion year-over-year, driven by a growing number of customers in a wide array of market segments selecting more offerings from our Health Benefits and Health Services business platforms. We are committed to meeting changing customer needs as these markets evolve.”

The Company’s full year financial outlook anticipates 2010 revenues approaching $94 billion, net earnings in the range of $3.85 to $3.95 per share and cash flows from operations of more than $5 billion.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Revenues	$23.67 billion	$21.70 billion	$23.26 billion
Earnings From Operations	$2.15 billion	$1.68 billion	$1.90 billion
Net Margin	5.4%	4.8%	4.8%

•

UnitedHealth Group’s consolidated third quarter 2010 revenues of $23.7 billion increased $2 billion or 9 percent year-over-year. Four business units – UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, Ingenix and Prescription Solutions – increased revenues by more than 10 percent year-over-year in the quarter. On a sequential quarter basis, revenue growth for Health Benefits was driven by increases in consumers served in UnitedHealthcare commercial risk-based products and in Medicaid membership, while the sequential revenue advance for Health Services businesses was led by Ingenix and OptumHealth.

•	Third quarter earnings from operations were $2.1 billion and net earnings were $1.3 billion or $1.14 per share.

•

The third quarter net margin of 5.4 percent compares with a 4.8 percent net margin in both the second quarter of 2010 and the third quarter of 2009. The increase to 5.4 percent was driven by both strong revenue growth and continued cost management discipline.

•

Cash flows from operations for the first nine months of 2010 of $4.8 billion increased 11 percent from $4.3 billion in the first nine months of 2009. Third quarter 2010 cash flows from operations of $2.9 billion increased 6 percent from $2.7 billion in the third quarter of 2009.

UnitedHealth Group – Continued

•

There were eight days sales outstanding in accounts receivable at the end of the third quarters of 2010 and 2009 and 11 days at June 30, 2010. Days claims payable of 49 days compared to 50 days at June 30, 2010.

•

The third quarter 2010 medical care ratio of 80.1 percent improved 190 basis points year-over-year due to moderation in overall health system utilization, successful clinical engagement and management and increased prior period reserve development. In the third quarter the Company realized $230 million in favorable prior period reserve development, including $80 million from prior years, as compared to $190 million in the third quarter of 2009, $100 million of which related to prior years.

•

Third quarter operating costs of 15.0 percent of revenue increased 50 basis points year-over-year. This comparison included the effect of increased expenditures on reputational advertising, a higher overall mix of more operating-cost-intensive Health Service revenues, costs related to an increase in employee headcount and compensation, including the addition of employees working at newly acquired businesses and an increase in staffing in anticipation of fourth quarter and 2011 sales and service requirements, and the absorption of new business development and startup costs. These increases were partially offset by savings from productivity advances in operations due to continued improvements in automation and enterprise integration.

•

The third quarter income tax rate of 37.0 percent increased as expected from 32.7 percent in the third quarter of 2009, due to federal statutory changes in the Patient Protection and Affordable Care Act limiting the deductibility of employee compensation, as well as a benefit in the 2009 tax rate from the resolution of various historical state income tax matters.

•

During the third quarter the Company used $1.9 billion in cash to fund acquisitions in the Health Services market, principally in the areas of clinical workflow and compliance and health system connectivity.

•

UnitedHealth Group’s quarter-end debt to debt-plus-equity ratio decreased to 30.1 percent from 32.8 percent at September 30, 2009. The Company’s 2010 year-to-date annualized return on equity of 19.5 percent increased from 17.7 percent through the first nine months of 2009.

•

UnitedHealth Group spent $1.9 billion to repurchase 59 million shares through the first nine months of 2010, including 20 million shares during the third quarter, and ended the quarter with approximately $1 billion in cash available for general corporate use.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals, delivers health and well-being benefits to Medicare beneficiaries and retirees, and manages health care benefit programs on behalf of state Medicaid and community programs and their participants.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Revenues	$21.96 billion	$20.19 billion	$21.64 billion
Earnings From Operations	$1.79 billion	$1.24 billion	$1.54 billion
Operating Margin	8.2%	6.2%	7.1%

•

Third quarter 2010 Health Benefits revenues of $22 billion increased $1.8 billion or 9 percent year-over-year. The revenue advance was driven by an increase of 1 million people served in the past year, composed of a year-over-year gain of 1.055 million people served across the public and senior markets, partially offset by a year-over-year net decrease of 55,000 people served in the commercial benefits market, due to the significant decline in U.S. employment.

•

Health Benefits earnings from operations for the third quarter of 2010 increased year-over-year to $1.8 billion. The third quarter operating margin improved due to revenue growth and continued cost management disciplines on behalf of commercial and governmental customers.

Health Benefits Business Results – Continued

UnitedHealthcare Employer & Individual (formerly UnitedHealthcare)

•

The UnitedHealthcare Employer & Individual business grew in the third quarter, increasing by 110,000 people served since June 30, 2010. Third quarter growth was led by a gain of 95,000 people in risk-based products, while the number of people served through fee-based offerings expanded by 15,000 over second quarter 2010. Third quarter 2010 commercial revenues of $10.4 billion grew $277 million or 3 percent over third quarter 2009 results.

•

UnitedHealthcare’s commercial medical care ratio of 80.9 percent improved 3.7 percentage points year-over-year due to moderated levels of overall health system utilization and related medical expenses, successful clinical management in the quarter and prior period favorable reserve development, reflecting effective historical performance on medical costs.

UnitedHealthcare Medicare & Retirement (formerly Ovations)

•

Third quarter Medicare & Retirement revenues of $8.8 billion grew $886 million or 11 percent year-over-year. This strong growth included revenue advances in the Medicare Advantage, Medicare Supplement and Part D prescription drug businesses. The Medicare & Retirement business has increased its customer base in primary offerings by 615,000 people in the past 12 months.

•

In Medicare Advantage, the Company brought its services to 290,000 more seniors in the past year, a 16 percent year-over-year increase, including net growth of 20,000 seniors served in the third quarter.

•

Growth in active Medicare Supplement products continued, with the number of seniors served increasing by 90,000 or 3 percent in the past 12 months, including 25,000 people in the third quarter of 2010.

•	At September 30, 2010, 4.5 million people participated in the Company’s stand-alone Part D prescription drug plans, an increase of 235,000 people over the past 12 months.

UnitedHealthcare Community & State (formerly AmeriChoice)

•

Third quarter Community & State revenues of $2.7 billion increased $610 million or 29 percent year-over-year, led by strong organic growth. During the past 12 months, the Company expanded its Medicaid services to 440,000 more participants, including 50,000 in the third quarter. Membership grew 14 percent organically year-over-year, driven by continued strong market share growth, geographic expansion and an overall increase in local Medicaid program participation from the economic downturn.

Through its Health Services businesses, the Company provides care management, prevention and wellness services, financial services dedicated to health care, pharmaceutical benefit management, software, health data and analytics, consulting and other services to a broad variety of customers in the United States and international markets. Through these offerings, the Health Services businesses seek to improve overall health system performance.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Combined Revenues	$6.24 billion	$5.47 billion	$6.20 billion
Earnings From Operations	$352 million	$432 million	$357 million
Operating Margin	5.6%	7.9%	5.8%

•

Combined Health Services revenues for the third quarter of 2010 increased $771 million or 14 percent to $6.2 billion. The revenue advance was driven by growth in consumers served through pharmaceutical benefit management programs and public sector behavioral health programs and increased health care technology software and service revenues.

•

Consistent with the first half of 2010, third quarter operating margin was impacted year-over-year by changes in performance-based pharmaceutical benefit management contracts with Medicare Part D plan sponsors in response to regulatory changes in that market, as well as higher levels of investment in areas of business expansion and growth. Accordingly, the third quarter Health Services combined operating margin decreased and combined earnings from operations of $352 million decreased $80 million or 19 percent year-over-year.

OptumHealth is a national leader in health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral health solutions, clinical care management, financial services and specialty offerings such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and better achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Revenues	$1.47 billion	$1.42 billion	$1.45 billion
Earnings From Operations	$143 million	$172 million	$161 million
Operating Margin	9.7%	12.2%	11.1%

•	OptumHealth revenues grew $54 million or 4 percent year-over-year to $1.47 billion in the third quarter of 2010.

•

Third quarter 2010 earnings from operations of $143 million decreased by $29 million or 17 percent year-over-year, and the operating margin decreased by 2.5 percentage points to 9.7 percent. The year-over-year decreases in earnings from operations and operating margin reflect growth in lower margin public sector business, new market development and startup costs, costs related to the implementation of Mental Health Parity legislation and the year-over-year decline in the volume of higher margin business serving customers in the commercial risk market segment. Both earnings from operations and operating margin were ahead of management’s original 2010 outlook, due to stronger-than-expected revenue growth and cost management.

•

At September 30, 2010, OptumHealth Financial Services assets under management grew 28 percent year-over-year to $1.07 billion, and the business grew to 2 million consumer accounts, up 10 percent year-over-year, as growth in dedicated health banking activities continues. OptumHealth Financial Services increased the electronic transmission of medical payments over its connectivity network by 18 percent year-over-year to $11.2 billion in the quarter.

Ingenix is a leader in the field of health care information, services and consulting, serving physicians, hospitals and other health care providers, large employers and governments, health insurers and benefits payers and pharmaceutical companies.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Revenues	$592 million	$481 million	$529 million
Earnings From Operations	$70 million	$64 million	$60 million
Operating Margin	11.8%	13.3%	11.3%

•

Ingenix third quarter 2010 revenues increased $111 million or 23 percent year-over-year to $592 million. Third quarter sales bookings increased 31 percent year-over-year, driven by strength in consulting services for care providers and payers and in business process outsourcing services.

•

The Ingenix contract revenue backlog of $3.2 billion at September 30, 2010, up 48 percent year-over-year and 36 percent sequentially, reflected both acquisition-related backlog expansion and organic growth.

•

Ingenix third quarter earnings from operations of $70 million increased 9 percent year-over-year. The third quarter operating margin of 11.8 percent reflects lower margin business mix, continued margin pressure in the pharmaceutical services business, and continued investments in new growth areas.

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	September 30, 2010	September 30, 2009	June 30, 2010

Revenues	$4.18 billion	$3.58 billion	$4.21 billion
Earnings From Operations	$139 million	$196 million	$136 million
Operating Margin	3.3%	5.5%	3.2%

•	Prescription Solutions third quarter revenues of $4.2 billion grew 17 percent or $606 million year-over-year, driven by growth in people served and related higher prescription volumes.

•

As in the first half of 2010, program changes in performance-based contracts with Medicare Part D plan sponsors that responded to regulatory changes in that market impacted third quarter earnings from operations and operating margin. This pressure was partially offset by membership growth, increased use of mail service and generic drugs by consumers and effective operating cost management. Earnings from operations of $139 million decreased by $57 million year-over-year as the operating margin normalized at 3.3 percent.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare Employer & Individual, UnitedHealthcare Medicare & Retirement, UnitedHealthcare Community & State, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through November 2, 2010, following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 21770126. This earnings release and the Form 8-K dated October 19, 2010 may also be accessed from the Investors page of the Company’s Web site.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes, and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations or changes in existing laws or regulations or their enforcement could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and data security regulations; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; the potential impact of our future cash and capital requirements on our ability to maintain our quarterly dividend payment cycle; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended September 30, 2010

- Consolidated Statements of Operations

- Condensed Consolidated Balance Sheets

- Condensed Consolidated Statements of Cash Flows

- Segment Financial Information

- UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Premiums	$21,467	$19,729	$63,720	$59,586
Services	1,469	1,336	4,246	3,939
Products	596	490	1,701	1,378
Investment and Other Income	136	140	458	451

Total Revenues	23,668	21,695	70,125	65,354

Operating Costs
Medical Costs	17,192	16,171	51,583	49,248
Operating Costs	3,548	3,156	10,183	9,321
Cost of Products Sold	536	442	1,553	1,268
Depreciation and Amortization	247	250	744	733

Total Operating Costs	21,523	20,019	64,063	60,570

Earnings from Operations	2,145	1,676	6,062	4,784

Interest Expense	(119)	(137)	(363)	(407)

Earnings Before Income Taxes	2,026	1,539	5,699	4,377

Provision for Income Taxes	(749)	(504)	(2,108)	(1,499)

Net Earnings	$1,277	$1,035	$3,591	$2,878

Diluted Net Earnings Per Common Share	$1.14	$0.89	$3.15	$2.43

Diluted Weighted-Average Common Shares Outstanding	1,124	1,164	1,139	1,184

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2010	December 31, 2009
Assets
Cash and Short-Term Investments	$11,003	$11,039
Accounts Receivable, net	2,082	1,954
Other Current Assets	5,171	5,207

Total Current Assets	18,256	18,200

Long-Term Investments	14,749	13,311
Other Long-Term Assets	30,018	27,534

Total Assets	$63,023	$59,045

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,177	$9,362
Commercial Paper and Current Maturities of Long-Term Debt	2,929	2,164
Other Current Liabilities	12,336	10,637

Total Current Liabilities	24,442	22,163

Long-Term Debt, less current maturities	8,076	9,009
Future Policy Benefits	2,341	2,325
Deferred Income Taxes and Other Liabilities	2,553	1,942
Shareholders’ Equity	25,611	23,606

Total Liabilities and Shareholders’ Equity	$63,023	$59,045

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2010	2009
Operating Activities
Net Earnings	$3,591	$2,878
Noncash Items:
Depreciation and amortization	744	733
Deferred income taxes and other	21	20
Share-based compensation	250	259
Net changes in operating assets and liabilities	226	455

Cash Flows From Operating Activities	4,832	4,345

Investing Activities
Cash paid for acquisitions, net of cash assumed	(2,072)	(402)
Purchases of property, equipment and capitalized software, net	(548)	(483)
Net (purchases) sales of investments	(1,014)	771

Cash Flows Used For Investing Activities	(3,634)	(114)

Financing Activities
Common stock repurchases	(1,892)	(1,568)
Net change in commercial paper and long-term debt	(202)	(1,449)
Interest rate swap termination	—	513
Share-based compensation excess tax benefit	10	34
Customer funds administered	1,014	402
Dividends paid	(313)	(36)
Other, net	(38)	(18)

Cash Flows Used For Financing Activities	(1,421)	(2,122)

(Decrease) increase in cash and cash equivalents	(223)	2,109
Cash and cash equivalents, beginning of period	9,800	7,426

Cash and cash equivalents, end of period	$9,577	$9,535

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues
Health Benefits (a)	$21,963	$20,190	$65,238	$61,144
OptumHealth	1,469	1,415	4,340	4,103
Ingenix	592	481	1,626	1,287
Prescription Solutions	4,181	3,575	12,491	10,670
Eliminations	(4,537)	(3,966)	(13,570)	(11,850)

Total Consolidated Revenues	$23,668	$21,695	$70,125	$65,354

Earnings from Operations
Health Benefits	$1,793	$1,244	$5,019	$3,638
OptumHealth	143	172	455	472
Ingenix	70	64	183	172
Prescription Solutions	139	196	405	502

Total Consolidated Earnings from Operations	$2,145	$1,676	$6,062	$4,784

(a)	Revenues for three and nine months ended September 30, 2010 were $10,402 and $30,595 for UnitedHealthcare Employer & Individual; $8,826 and $27,112 for UnitedHealthcare Medicare & Retirement; and $2,735 and $7,531 for UnitedHealthcare Community & State, respectively. Revenues for the three and nine months ended September 30, 2009 were $10,125 and $30,716 for UnitedHealthcare Employer & Individual; $7,940 and $24,352 for UnitedHealthcare Medicare & Retirement; and $2,125 and $6,076 for UnitedHealthcare Community & State, respectively.

UNITEDHEALTH GROUP

UNITEDHEALTHCARE CUSTOMER PROFILE

(in thousands)

(unaudited)

People Served	September 2010	June 2010	December 2009	September 2009	December 2008

Commercial Risk-based	9,330	9,235	9,415	9,460	10,360
Commercial Fee-based	15,370	15,355	15,210	15,295	15,985

Total Commercial	24,700	24,590	24,625	24,755	26,345

Medicare Advantage	2,060	2,040	1,790	1,770	1,495
Medicaid	3,235	3,185	2,900	2,795	2,515
Standardized Medicare Supplement	2,750	2,725	2,680	2,660	2,540

Total Public and Senior (a)	8,045	7,950	7,370	7,225	6,550

Total Health Benefits	32,745	32,540	31,995	31,980	32,895

Supplemental Data

Total Part D Prescription Drug Plans	6,480	6,455	5,935	5,910	5,450

Consumer-Driven Health Plans (included in Commercial above)	3,470	3,405	2,850	2,860	2,735

(a)	Excludes pre-standardized Medicare Supplement and other AARP products.

Note: UnitedHealth Group served 75.1 million discrete individuals across all businesses at September 2010, 76.4 million at June 2010, 70.3 million at December 2009, 70.3 million at September 2009 and 72.8 million at December 2008.